SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 8, 2005

                            ProAssurance Corporation
             (Exact name of registrant as specified in its charter)

        Delaware                    001-16533               63-1261433
(State of Incorporation)      (Commission File No.)     (IRS Employer I.D. No.)


 100 Brookwood Place, Birmingham, Alabama                     35209
   (Address of Principal Executive Office)                 (Zip Code)

       Registrant's telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))


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Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2006, our Board of Directors approved the Compensation Committee's recommendations for executives' 2006 base salaries and bonus compensation based on 2005 results. Our Compensation Committee is comprised entirely of independent directors who made their recommendations after reviewing a number of factors they believe are important. These include our results of operations, the creation of shareholder value, individual performance and comparative compensation information. The report of the Compensation Committee will appear in our proxy for the upcoming annual meeting of shareholders.

1.   Base Salary for 2006
     (a) Effective April 1, 2006 the base salaries of our executive officers will increase. The yearly salary for our Chairman and Chief Executive Officer, A. Derrill Crowe, M.D., will increase from $680,000 to $707,200. The yearly salary for our President and Chief Operating Officer, Victor T. Adamo, Esq., will increase from $490,000 to $495,000. The yearly salary for our Vice-Chairman, Paul R. Butrus, will increase from $465,000 to $470,000. The yearly salary for our Chief Financial Officer, Ned L. Rand, Jr. will increase from $360,000 to $378,000. The yearly salary of Howard H. Friedman, the co-President of our Professional Liability Group and our Chief Underwriting Officer and Chief Actuary will increase from $390,000 to $410,000. The yearly salary of Darryl K. Thomas, the co-President of our Professional Liability Group and our Chief Claims Officer will increase from $300,000 to $330,000. The yearly salary of our Chief Accounting Officer, James J. Morello will increase from $235,788 to $245,200. The yearly salary of Frank B. O'Neil, our Senior Vice-President for Corporate Communications and Investor Relations will increase from $185,000 to $205,000.

2.   Annual Incentive Compensation
     (a) Bonus compensation will be paid on April 1, 2005 and will consist of stock and cash. The stock portion of the bonus will be issued from shares reserved under the ProAssurance Incentive Compensation Stock Plan and will be reported to the SEC by each individual in a Form 4. Dr. Crowe will receive a total bonus of $709,500, which includes 6,422 shares as the stock portion of the bonus. Mr. Adamo will receive a total bonus of $365,500, which includes 3,308 shares as the stock portion of the bonus. Mr. Butrus will receive a total bonus of $188,125, which includes 1,702 shares as the stock portion of the bonus. Mr. Rand will receive a total bonus of $193,500, which includes 1,751 shares as the stock portion of the bonus. Mr. Friedman will receive a total bonus of $193,500, which includes 1,751 shares as the stock portion of the bonus. Mr. Thomas will receive a total bonus of $161,250, which includes 1,459 shares as the stock portion of the bonus. Mr. Morello will receive a total bonus of $107,500, which includes 973 shares as the stock portion of the bonus. Mr. O'Neil will receive a total bonus of $99,115, which includes 897 shares as the stock portion of the bonus. For purposes of determining the number of shares to be awarded, the shares were valued at $51.38 per share, the closing price of a share of common stock on the New York Stock Exchange on March 8, 2006, the day the bonus and incentive compensation was confirmed by the Board.

3.   Long-Term Incentive Compensation: Option and Performance Share Grants
     (a) The Board of Directors has endorsed the Compensation Committees' desire to transition long-term incentive compensation to performance shares, or similar instruments, that are awarded based on the achievement of certain performance targets. In 2006 both performance shares and options will be awarded to executives, but the number of options is being reduced as compared to prior years. Both the options and performance shares are issued pursuant to terms of the ProAssurance Incentive Compensation Stock Plan.


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     (b)  The number of performance shares that can ultimately be earned will depend on Company performance as measured against three-year goals for Total Return or Economic Value Added. The performance period is January 1, 2006 through December 31, 2008, and results will be evaluated by the Compensation Committee in 2009. The number of performance shares that are earned will vary from 75% to 125% of the target award if performance goals are met or exceeded. Results between those parameters will be interpolated. However, if the performance requirements are not met, all performance shares will be forfeited. Performance shares will covert to shares of ProAssurance Common Stock on a one-for-one basis if issued.

     (c) Dr. Crowe's target award is 8,335 performance shares; Mr. Adamo's target award is 5,000 performance shares; Mr. Butrus' target award is 2,085 shares; Mr. Rand's target award is 4,170 performance shares; Mr. Friedman's target award is 4,170 shares; Mr. Thomas's target award is 4,170 targeted performance shares; Mr. Morello's target award is 2,085 performance shares and Mr. O'Neil's target award is 2,085 performance shares. These targeted awards are not derivative securities and as such, we will not report them on Form 4 unless they are awarded in 2009.

     (d) The Board approved the Compensation Committee's recommendation to award options for 2006 at a price of $51.38 per share, the closing price of a share of common stock on the New York Stock Exchange on March 8, 2006, the day the bonus and incentive compensation was confirmed by the Board. Dr. Crowe will receive 25,000 options; Mr. Adamo will receive 15,000 options; Mr. Butrus will receive 6,250 options; Mr. Rand will receive 12,500 options; Mr. Friedman will receive 12,500 options; Mr. Thomas will receive 12,500 options; Mr. Morello will receive 6,250 options and Mr. O'Neil will receive 6,250 options.


                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2006


                                  PROASSURANCE CORPORATION



                                  By:  /s/ Edward L. Rand, Jr.
                                  ----------------------------------------------
                                           Edward L. Rand, Jr.
                                           Chief Financial Officer


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